Exhibit 99.1

PR Contact: Adam Handelsman Lippert/Heilshorn & Assoc. ahandelsman@lhai.com (212) 201-6622	IR Contact: Jody Burfening Lippert/Heilshorn & Assoc. jburfening@lhai.com (212) 838-3777

GlobalOptions Completes the Sale of its Preparedness Services Unit

NEW YORK, July 19, 2010 – GlobalOptions Group, Inc. (NASDAQ: GLOI), a leading provider of domestic and international risk management services, has completed the sale of the assets of its Preparedness Services unit and reporting segment (“Preparedness  Services”) to Witt Group Holdings, LLC for a total cash consideration of up to $22.0 million. The total aggregate consideration consists of (i) a $10.0 million fixed portion in cash and (ii) contingent consideration based on 40% of qualified revenues in excess of $15.0 million recognized for a period of one year from the closing, with total contingent consideration not to exceed $12.0 million, plus the assumption of substantially all of the liabilities of the Preparedness Services unit.

The completion of the transaction follows the special meeting of the stockholders of GlobalOptions Group, Inc. held on July 15, 2010 at which the holders of the company’s common stock voted to approve the sale of Preparedness Services pursuant to an asset purchase agreement dated May 13, 2010.

Needham & Company served as financial advisor to GlobalOptions on this transaction and continues to serve the company as part of its work in assessing strategic and financial alternatives for maximizing shareholder value.

About GlobalOptions Group
GlobalOptions Group (NASDAQ: GLOI)  is an integrated provider of risk mitigation and management services to government entities, FORTUNE 1000 corporations and high net-worth and high-profile individuals throughout the world. We assist our clients in recovering from the damages or losses resulting from the occurrence of acts of terror, natural disasters, fraud and other risks. Additional information is available at http://www.globaloptions.com.

Statements in this press release regarding the company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties.  The company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1994, and as such, speak only as of the date made.  To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including the successful integration of acquired businesses and revenue run rates.

Certain of these risks and uncertainties will be described in greater detail in GlobalOptions Group's filings with the Securities and Exchange Commission.  GlobalOptions Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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